Exhibit 99.1

SmarTire Systems Inc.
Suite 150, 13151 Vanier Place
Richmond, British Columbia
Canada, V6V 2J1

T: (604) 276-9884
F: (604) 276-2350
www.smartire.com
OTCBB: SMTR



NEWS RELEASE - October 17, 2005


Contact:
 Hawk Associates at (305) 451-1888
E-mail: info@hawkassociates.com


               Dana Corporation's Commercial Vehicle Systems Group
            Signs Marketing and Distribution Agreement with SmarTire

         Dana to Market SmarTire's Tire Pressure Monitoring Systems to
                           Commercial Vehicle Market

Richmond, British Columbia, Canada, October 17, 2005 -- SmarTire Systems Inc. (OTC Bulletin Board: SMTR) announced today that it has signed a contract with Dana's Commercial Vehicle Systems group to market and sell SmarTire's tire pressure and temperature monitoring systems to the commercial truck, bus and RV markets.

Dana is a Tier 1 leader in the design and manufacture of commercial vehicle components for medium- and heavy-duty vehicles. Dana provides a full range of highly engineered products including axles, driveshafts, suspension, wheel-end and tire management products.

Under the contract Dana will market and sell SmarTire's tire monitoring systems to OEM customers throughout North America, Mexico, Australia and New Zealand. The companies will collaborate on marketing opportunities to meet the needs of their global customers and markets.

Al Kozak, President and CEO of SmarTire, said, "Aligning with a strong Tier 1 supplier of Dana's caliber is the central building block in our corporate strategy for succeeding in the commercial vehicle market. The interest and demand for tire monitoring systems for commercial vehicles is strong and growing. Being recognized as one of Dana's trusted partners greatly enhances the company's ability to bring products to market quickly and to provide support for the products in the field. Dana has an incredible reputation in the commercial vehicle market and an established customer base that is second to none in the industry."

Steve Slesinski, Director of Product Management and Systems Marketing for Dana, said, "We are excited about marketing SmarTire's tire pressure monitoring

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systems. SmarTire's vision of a wireless network for vehicles aligns with our strategy of tire management and advanced system solutions for commercial vehicles. In conjunction with their wireless gateway, we anticipate the development of additional wireless sensing and control applications that will benefit commercial vehicles. This partnership is the culmination of a long-standing relationship between our two companies."

About Roadranger
The Roadranger(R) solution is a combination of the drivetrain, chassis and safety components from Dana Corporation, Eaton Corporation and other trusted partners. For more information about Roadranger products and services, visit http://www.roadranger.com/ or write Roadranger Marketing, P.O. Box 4013, Kalamazoo, MI 49003. To reach Roadranger, call (800) 826-HELP (4357) in the United States and Canada. In Mexico, call 01 (800) 826-4357.

About Dana Corporation
Dana's Commercial Vehicle Systems group is part of the Heavy Vehicle Technologies and Systems Group. Dana designs, manufacturers and markets front-steer, rear-drive, trailer and auxiliary axles as well as driveshafts, steering shafts, suspensions and related systems, modules, and services for the commercial vehicle market. Major components and modules are marketed under the Spicer(R) brand name.

Dana designs and manufactures products for every major vehicle producer in the world. Dana is focused on being an essential partner to automotive, commercial and off-highway vehicle customers, which collectively produce more than 60 million vehicles every year. A leading supplier of axle, driveshaft, engine, frame, chassis and transmission technologies, Dana employs 46,000 people in 28 countries. The company is based in Toledo, Ohio, and reported sales of $9.1 billion in 2004. For more information, visit http://www.dana.com.

About SmarTire Systems Inc.
SmarTire develops and markets proprietary advanced wireless sensing and control systems worldwide, including tire pressure monitoring systems for global vehicle markets. The U.S. government, through the TREAD Act, has legislated that all new passenger vehicles must be equipped with tire monitoring systems beginning with a phased implementation in 2004. This has raised the awareness for tire monitoring throughout the vehicle industry, and SmarTire is capitalizing on the rapidly emerging OEM and aftermarket opportunities. SmarTire has offices in North America and Europe.

A comprehensive investment profile regarding SmarTire Systems Inc. may be found at http://www.hawkassociates.com/smartire/profile.htm.

Additional information about SmarTire Systems can be found at http://www.smartire.com. An online investor relations kit containing SmarTire press releases, SEC filings, current Level II price quotes, interactive Java, stock charts and other useful information for investors can be found at http://www.hawkassociates.com and http://www.americanmicrocaps.com. Investors may contact Frank Hawkins or Julie Marshall of Hawk Associates at (305) 451-1888, e-mail: info@hawkassociates.com.

This release contains various forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 which represent the company's expectations or beliefs concerning future events of the company's financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include the effect of competitive pricing, the company's dependence on the ability of third-party manufacturers to produce components on a basis which is cost-effective to the company, market acceptance of the company's products and the effects of government regulation. Results actually achieved may differ materially from expected results included in these statements.